Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

iBio, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of iBio, Inc. of our report, which includes an explanatory paragraph related to iBio, Inc. and Subsidiaries’ ability to continue as a going concern, dated September 15, 2017, on our audits of the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2017 and 2016 and for the years then ended. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Roseland, New Jersey

May 2, 2018